Exhibit 10.5

PHYSICIANS REALTY TRUST

INCENTIVE BONUS PLAN

SECTION 1
ESTABLISHMENT AND PURPOSE

The Physicians Realty Trust Incentive Bonus Plan (the “Plan”) has been established by the Company, effective as of January 1, 2014, to promote the success of the Company and its Subsidiaries by providing to selected Executives of the Company and its Subsidiaries the opportunity to earn or receive bonus incentives.

SECTION 2
DEFINITIONS AND TERMS

Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles used and applied in the United States.  The following words and phrases as used herein shall have the following meanings:

(a)           “Base Salary” with respect to any Performance Period shall mean the gross base salary an Executive is entitled to receive from the Company or any of its Subsidiaries for that Performance Period, prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Code Section 401(k) or to a cafeteria plan under Code Section 125.

(b)           “Board” shall mean the board of trustees of the Company, as duly elected from time to time.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted by the regulations thereunder.

(d)           “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board from time to time, or if no such committee is appointed, the entire Board.

(e)           “Company” shall mean Physicians Realty Trust, a Maryland real estate investment trust.

(f)            “Executive” shall mean a key employee (including any officer) performing Services for the Company or its Subsidiaries.

(g)           “Effective Date” shall mean January 1, 2014.

(h)           “Fiscal Year” shall mean the fiscal year of the Company.

(i)            “Incentive Bonus” shall mean a cash payment or payment opportunity under the Plan, as the context requires.

(j)            “Participant” shall mean an Executive selected by the Committee to participate in the Plan for any given Performance Period.

(k)           “Performance Goals” shall mean the specific performance measure or measures that are approved for each Participant for the Performance Period.  Such performance measures may include any one or any combination of financial, operational, sales or other goals, which may be Company-wide, on a business unit or individual basis or otherwise, and may be expressed, for example, in terms of return on invested capital, revenue, net income or loss, real estate investments, funds from operations, or the attainment of various growth objectives.

(l)            “Performance Period” means the Fiscal Year or other period with respect to which Performance Goals are approved.

(m)          “Plan” shall mean the Physicians Realty Trust Incentive Bonus Plan, as amended from time to time.

(n)           “Services” shall mean services rendered to the Company or any of its Subsidiaries as an Executive.

(o)           “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity as to which 50% of the outstanding voting stock, shares or equity interests shall now or hereafter be owned or controlled directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

(p)           “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or a Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee.

SECTION 3
ADMINISTRATION OF THE PLAN

(a)           Powers of the Committee.  The Plan shall be administered by the Committee.  The Committee shall have the authority, in its sole discretion, to interpret the Plan and to make all determinations specified in or permitted by the Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business, including, without limitation, the authority to take the following actions:

(i)            to establish Performance Goals for a Performance Period;

(ii)           to approve achievement of such Performance Goals;

(iii)          to construe, interpret and administer the Plan;

(iv)          to amend or terminate the Plan;

(v)           to select Executives to become Participants and to determine their Incentive Bonus potential;

(vi)          to adopt such rules and procedures for the Plan’s administration as the Committee may from time to time deem necessary; and

(vii)         to take any other actions deemed necessary or advisable for the interpretation and administration of the Plan.

Notwithstanding the foregoing, the Chief Executive Officer may establish individual/business unit Performance Goals for a Performance Period for an Executive (other than the Chief Executive Officer).  Notwithstanding any other provision of the Plan, the Board may elect, in its sole discretion, to determine the amount of any Incentive Bonus for a Performance Period and to approve or disapprove any proposed Performance Goal or Performance Period established by the Committee with respect to any Participant.  Absent any modification or disapproval by the Board, the Committee’s determination of any Incentive Bonus or establishment of any Performance Goal or Performance Period shall be final, conclusive and binding.

(b)           Requisite Action.  A majority (but not fewer than two) of the members of the Committee shall constitute a quorum.  The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

SECTION 4
SELECTION OF PARTICIPANTS

(a)           Selection of Participants.  For each Performance Period, the Committee shall determine, at the time the Performance Goals are set, those Executives who will be Participants in the Plan.  No Executive shall have any right to participate in the Plan.  Any Executive selected by the Committee for participation during any one Performance Period will not by virtue of such participation have the right to be selected as a Participant for any other Performance Period.

(b)           Effect of Mid-Year Commencement of Services.  If Services as an Executive commence after the Performance Goals are established for a Performance Period, the Committee may select such Executive for participation during the remainder of the Performance Period and may grant an Incentive Bonus to such Executive that is proportionately adjusted based on the period of actual Services during such Performance Period.

SECTION 5
PERFORMANCE GOALS

(a)           Performance Goals.  The Committee shall establish the Performance Goals for each Performance Period; provided the Chief Executive Officer may establish individual/business unit Performance Goals for the Performance Period for an Executive (other than the Chief Executive Officer).  At the time the Performance Goals are selected, the Committee (or the Chief Executive Officer with respect to individual/business unit Performance Goals) shall provide, in terms of a formula or standard for each Participant, and for any Executive who may become a Participant after the Performance Goals are set, the method of computing the specific amount of Incentive Bonus payable to such Participant if the Performance Goal is attained, subject to Section 6(a) below.  Notwithstanding the preceding sentence, the Committee or the Board may at any time modify or waive any Performance Goal or the terms and conditions of payment of any Incentive Bonus as it may deem desirable in carrying out the purposes of the Plan or take into account such other factors as it deems appropriate in administering any aspect of the Plan.

(b)           Approval of Performance Goal Attainment.  As soon as practicable following the end of the Performance Period, but no later than March 15 of the calendar year next following the end of the Performance Period, the Committee shall approve the extent to which the Performance Goals were achieved in respect of such Performance Period.

SECTION 6
DETERMINATION AND PAYMENT OF INCENTIVE BONUS

(a)           Provision for Incentive Bonus.  A Participant may receive an Incentive Bonus for a Performance Period if and only if an applicable Performance Goal established by the Committee (or the Chief Executive Officer with respect to individual/business unit Performance Goals) is attained.

(b)           Determination of Incentive Bonus.  As soon as practicable following approval by the Committee of the extent of the achievement of each Performance Goal for the applicable Performance Period, the Committee shall compute the Participant’s Incentive Bonus for the Performance Period.

(c)           Termination of Employment During Performance Period. Unless otherwise determined by the Committee or if required by applicable law or pursuant to any written agreement between the Company or any of its Subsidiaries and the Participant:

(i)            no Incentive Bonus shall be payable to a Participant (and a Participant shall not be entitled to receive any Incentive Bonus) if the Participant is not employed by the Company or any Subsidiary of the Company on the last day of the Performance Period for which the Incentive Bonus is otherwise payable, unless the Executive’s employment with the Company and its Subsidiaries terminates during the Performance Period by reason of the Executive’s death or Total and Permanent Disability, and

(ii)           in the event of the Executive’s death or Total and Permanent Disability during the Performance Period, the Executive (or the Executive’s legal representative or beneficiary) shall receive an Incentive Bonus equal to the product of (A) the Incentive Bonus he or she would have received for the entire Performance Period, multiplied by (B) a fraction, the numerator of which is the number of days during the Performance Period that the Executive was an employee of the Company or any of its Subsidiaries, and the denominator of which is the number of days in the Performance Period.

Payment of such Incentive Bonus shall be made in accordance with Section 6(d) below.  In the event of any conflict between the terms of any written agreement between the Company or any of its Subsidiaries and the Participant and the Plan regarding the payment of the Incentive Bonus upon termination of employment with the Company or any of its Subsidiaries, the terms of the written agreement shall control.

(d)           Form and Time of Payment.  An Incentive Bonus shall be paid to the Participant in a lump sum cash payment by March 15 of the calendar year following the end of the Performance Period to which such Incentive Bonus relates.  The Committee may, in its discretion, make partial payment of the anticipated amount of any Incentive Bonus before determination of the final amount.

SECTION 7
MISCELLANEOUS

(a)           No Right to Incentive Bonus or Continued Employment.  Neither the establishment of the Plan nor selection as a Participant nor any action of the Company, any of its Subsidiaries, the Board or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Incentive Bonus, or any legal right to be continued in the employ of the Company or any of its Subsidiaries or to remain an Executive, unless the Executive has a written agreement with the Company or any of its Subsidiaries that expressly provides otherwise.  The Company and its Subsidiaries expressly reserve any and all rights to discharge a Participant in its or their sole discretion, with or without notice, with or without cause and without liability of any person or entity under the Plan or otherwise, except to the extent otherwise expressly provided in any written agreement between the Company or any of its Subsidiaries and the Participant.

(b)           Discretion of the Company, Board and Committee.  Any decisions made or action taken by the Company, the Board, the Committee or the Chief Executive Officer in the exercise of its or their authority under the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding for all purposes and upon all persons.

(c)           Absence of Liability. No member of the Board or the Committee, nor any officer or employee of the Company or any of its Subsidiaries acting on behalf of the Board or the Committee, shall be personally liable for any act of commission or omission except for his or her willful and intentional wrongdoing, and all members of the Board and the Committee and each and every officer or employee of the Company or any of its Subsidiaries acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such act.

(d)           No Funding of Plan.  Incentive Bonuses shall be paid from the general assets of the Company and its Subsidiaries, and no fund or trust shall be deemed to have been established under the Plan.  Any rights of a Participant or former Participant under the Plan shall be limited to those of a general unsecured creditor.

(e)           Non-Transferability of Benefits and Interests.  Except as expressly provided in writing by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.  The preceding sentence shall not apply to an assignment of a contingency or a payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.  No Executive or other person shall have any claim or right to receive benefits under the Plan except as provided in the Plan.

(f)            Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions.

(g)           Amendment, Suspension or Termination of Plan.  The Board or the Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, and if suspended or terminated, the Board or the Committee may reinstate any or all of the provisions of the Plan.  No additional Incentive Bonuses may be payable after termination of the Plan.  Termination of the Plan shall not affect any Incentive Bonuses due and payable on the date of termination, and such Incentive Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

(h)           No Fiduciary Relationship. The officers and trustees of the Company and its Subsidiaries shall have no duty to manage or operate the Company and its Subsidiaries in order to maximize the benefits granted to Participants hereunder but rather shall have full discretionary power to make all management and operational decisions based on their determination of the respective best interests of the Company, its Subsidiaries and its and their shareholders.  The Plan shall not be construed to create any fiduciary relationship.

(i)            Headings.  The headings in the Plan are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of the Plan or any of the provisions hereof.

(j)            Severability.  If any provision of the Plan or the application thereof to any person or circumstance is held to be illegal, invalid or unenforceable to any extent or for any reason, such provision shall be severed from the Plan and shall not invalidate the remaining provisions of the Plan, and the remaining provisions of the Plan and the application thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from the Plan.  A provision which is legal, valid and enforceable shall be substituted for the severed provision.

(k)           Taxes.  The Company and its Subsidiaries shall be entitled to deduct from amounts payable hereunder any sums required by federal, state or local tax law to be withheld with respect to such payments.

(l)            Construction.  Except where the context requires otherwise, words in the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.  The failure to capitalize or the erroneous capitalization of any word or term shall not affect the definition of such word or term.

(m)          Successors.  The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

(n)           Clawback.  Any Incentive Bonus paid to the Executive shall be subject to recovery by the Company, and the Executive shall be required to repay such Incentive Bonus, if (i) such recovery and repayment is required by applicable law or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws and the Executive is either (A) a named executive officer or (B) an employee who is responsible for preparation of the Company’s financial statements.  The repayment obligations set forth in this Section 7(n) shall only apply to the extent repayment is required by applicable law, or to the extent the Executive’s compensation is determined to be in excess of the amount that would have been deliverable to the Executive taking into account any restatement or correction of any inaccurate financial statements or materially inaccurate performance metric criteria.

(o)           Code Section 409A.  This Plan and the Incentive Bonuses to be provided under this Plan are intended to be exempt from with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent, provided, that if the Plan or an Incentive Bonus is not exempt, the Plan is drafted in a manner to comply with the requirements of Section 409A of the Code.  The payments to the Executive pursuant to this Plan are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4).  Notwithstanding any other provision in this Agreement, if the Executive is a “Specified Employee” (as defined in Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, together with interest at an annual rate equal to the interest rate specified by Regions Bank for a six-month certificate of deposit, on the first day of the first calendar month beginning seven months following the date of separation from service, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing).